Exhibit 99.1

                 CCBT Financial Companies, Inc. Report
            2003 Fourth Quarter and Year-to-Date Earnings

   SOUTH YARMOUTH, Mass.--(BUSINESS WIRE)--Jan. 29, 2004--CCBT Financial Companies, Inc. (NASDAQ: CCBT) Chief Executive Officer and President Stephen B. Lawson announced fourth quarter 2003 earnings of $1.2 million, or $.14 per share, as compared to $1.0 million, or $.11 per share, earned in the comparable prior year period. For the year ended December 31, 2003, the Company reported earnings of $6.4 million, or $0.75 per share, as compared to $14.4 million, or $1.68 per share in 2002.
   Mr. Lawson commented, "In 2003, the Company continued its focus on increasing non-bank fee-based revenues. Investment services, brokerage and insurance fees, respectively, increased $789,000 or 11.6%, $296,000 or 19.8% and $242,000 or 9.5% in 2003. However, the historic lows in interest rates as well as several significant events this year negatively affected our 2003 fourth quarter and twelve-month earnings. The lows in interest rates and mortgage rates, in particular, significantly accelerated pre-payments on both residential mortgage loans and investment securities backed by housing collateral, resulting in reinvestment of principal proceeds at much lower rates. This accelerated the write-off of deferred costs and mortgage servicing rights on residential mortgage loans and hastened the amortization of premiums paid on mortgage related investment securities. Net interest income reported for both the quarter and year have decreased due to the combination of earning asset yields having declined faster than our ability to lower funding costs, the accelerated write-down of residential mortgage deferred costs and mortgage servicing rights, and the accelerated amortization of premiums on investment securities. During the year, we opened financial centers in Mashpee Commons and Pine Hills, closed nine transaction locations in Stop & Shop supermarkets and extended the hours of operation in our full service financial offices. Our twelve-month earnings results reflect the impact of these factors and events, as well as the settlement of the real estate investment trust
(REIT) tax issue with the Massachusetts Department of Revenue and losses from the impairment and sale of investment securities. The REIT settlement caused us to recognize an increase in income tax and related interest expense, net of tax benefits, of $2.5 million in 2003 while losses from the impairment and sale of investment securities were $1.7 million in 2003 as compared with a gain in 2002 of $2.1 million. The return on average equity and assets for the fourth quarter of 2003 were 4.14% and 0.35% compared to 3.20% and 0.25%, respectively for the same quarter in 2002. The return on average equity and assets for 2003 were 5.64% and 0.48% compared to 12.24% and 0.99%, respectively, for 2002."
   Total assets were $1.3 billion at December 31, 2003 as compared with $1.5 billion at December 31, 2002. Year over year deposit growth of $62.9 million was offset by the $189.8 million reduction in total borrowings. The decrease in sources of funds was primarily reflected in the $97 million decrease in investment securities and with total gross loans down $7.8 million to $793.6 million from $801.4 million reported one year ago. Solid growth in both commercial mortgages and home equity loans were offset by the decrease in residential mortgages. Total non-performing assets were $4.1 million and $2.8 million at December 31, 2003 and 2002, respectively. The allowance for loan losses was $12.7 million on December 31, 2003, up modestly from $12.4 million a year ago. Capital at December 31, 2003 and 2002 were $114.4 million and $118.4 million with capital to assets ratios of 8.6% and 8.0%, respectively.
   CCBT Financial Companies, Inc. announced on December 9, 2003 that it had reached a definitive agreement to be acquired by Banknorth Group, Inc. (NYSE: BNK) in an all-stock transaction valued at approximately $300 million. Banknorth Group's banking subsidiary, Banknorth, N.A., currently operates 114 branches in Massachusetts and has recently announced the acquisition of Foxborough Savings Bank and First & Ocean Bancorp. Pro forma, the three acquisitions will increase Banknorth's total branches in Massachusetts by 35 to 149. Banknorth has been an innovator in bringing its customers insurance and investment services to complement a full range of banking services. Through this transaction, we expect to enhance the commercial and consumer lending expertise available to current and prospective customers. The Company also recently declared a $0.19 quarterly dividend to be paid January 30, 2004 to stockholders of record January 20, 2004.
   CCBT Financial Companies, Inc. is a bank holding company with total assets of $1.3 billion on December 31, 2003. Its subsidiary, Cape Cod Bank and Trust Company, N.A., owns CCBT Brokerage Direct and a 51% interest in Murray & MacDonald Insurance Services, Inc. The Company offers a wide range of financial products and services including deposit services, loans, municipal services, insurance, trust, investments and retirement services to individuals, municipalities and businesses. To find out more about CCBT Financial Companies, Inc. and our services, please visit our web site at www.ccbt.com or stop in for a visit at one of our twenty-seven branch locations.

   This report may contain statements that are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, future financial results of the Company. You should not rely on forward-looking statements because the Company's actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, delays in completing the merger with Banknorth, difficulties in integrating the Company with Banknorth, changes in prevailing interest rates and increases in mortgage prepayments which may reduce interest margin, changes in national and local economic conditions and equity and fixed income market fluctuations. Reference is made to the Company's filings on Forms 10-K with the Securities and Exchange Commission for factors that could cause actual results to differ materially from those anticipated.

   Our Form 10-K filing with the SEC and available on our web site will contain more detailed financial information.


ASSETS ($000)                  12/31/03            12/31/02
Cash & cash equivalents          63,724              60,798
Securities available for sale   359,592             510,837
Securities held to maturity      54,167                   0
Other securities                 24,738              24,738
Construction loans               87,431              99,544
Commercial mortgages            316,317             283,458
Commercial loans                 86,608              84,882
Residential mortgages           211,546             262,095
Home equity loans                87,098              65,794
Other consumer loans              4,611               5,629
Total portfolio loans           793,611             801,402
Loans held for sale               7,306              37,332
Loan loss reserve               (12,713)            (12,384)
Goodwill                            803                 803
Other intangibles                 4,433               5,511
Total intangible assets           5,236               6,314
Mortgage servicing rights         2,780               2,088
Real estate owned                 1,500               1,500
Other assets                     38,292              49,258
Total assets                  1,338,233           1,481,883

LIABILITIES ($000)
Savings/NOW accounts            281,977             259,587
Money market deposits           302,962             294,295
Other consumer time             112,390             121,961
Time deposits over $100,000      56,459              37,344
Short-term borrowings            69,533             227,091
Long-term borrowings            138,482             170,750
Total interest-bearing liab.    961,803           1,111,028
Demand deposits                 251,313             229,033
Minority interest                   282                 234
Other liabilities                10,358              23,141
Total liabilities             1,223,756           1,363,436

EQUITY ($000)
Common equity                   114,477             118,447
Net unrealized loss
   on AFS securities               (907)             (1,018)

Book value per share              13.60               13.79
Common shares issued          9,061,064           9,061,064
Treasury shares                (640,866)           (470,266)
Common shares outstanding     8,420,198           8,590,798


                                Fourth    Fourth
                                Quarter   Quarter
INCOME STATEMENT ($000)            03        02      YTD 03    YTD 02
Interest income                  14,197    18,700    59,212    77,237
Interest expense                  4,079     8,419    17,798    29,118
Net interest income              10,118    10,281    41,414    48,119
Net interest income (FTE)        10,183    10,363    41,708    48,468
Loan loss provision                   0         0         0         0
(Loss) gain on securities             0    (1,104)   (1,692)    2,074
Financial advisor fees            1,772     1,665     7,596     6,807
Service charge on deposits          553       531     2,358     2,210
Gain on sale of loans               108       293     3,180     1,941
Other noninterest income          2,429     2,247    10,039     9,917
Total noninterest income          4,862     3,632    21,481    22,949
Employee salaries and benefits    7,397     6,661    26,195    27,074
Occupancy and equipment           1,460     1,630     6,048     6,289
Foreclosed property expense         199        17       253        78
Amortization of intangibles         306       332     1,225     1,225
Deposit insurance expense            41        39       165       162
Other noninterest expense         3,770     3,595    14,693    14,117
Total noninterest expense        13,173    12,274    48,579    48,945
Net income before taxes           1,807     1,639    14,316    22,123
Tax provision                       632       687     7,939     7,683
Net income                        1,175       952     6,377    14,440

Basic EPS                          0.14      0.11      0.75      1.68
Diluted EPS                        0.14      0.11      0.75      1.67
Dividends per common share         0.19      0.19      0.76      0.76
Avg shares for basic EPS          8,420     8,590     8,463     8,613
Avg shares for diluted EPS        8,463     8,623     8,488     8,649


                                Fourth    Fourth
                                Quarter   Quarter
AVE. BALANCE SHEET ($000)          03        02      YTD 03    YTD 02
Taxable securities              445,144   579,087   447,757   488,386
Tax-exempt securities            18,622    17,971    21,353    18,252
Total portfolio loans           782,741   845,842   777,220   873,417
Loans held for sale               8,244    19,431    12,998     8,758
Other earning assets                  0         0         0         0
Total earning assets          1,254,751 1,462,331 1,259,328 1,388,813
Total assets                  1,331,556 1,538,600 1,336,603 1,459,477

Savings/NOW accounts            280,126   257,382   272,678   239,120
Money market deposits           324,297   310,177   303,332   289,682
Other consumer time             112,317   124,029   116,445   133,821
Time deposits over $100,000      41,437    37,845    39,539    41,642
Total interest-bearing
 deposits                       758,177   729,433   731,994   704,265
Short-term borrowings            57,914   298,537   106,500   249,827
Long-term borrowings            139,861   145,217   132,215   152,666
Total interest-bearing liab.    955,952 1,173,187   970,709 1,106,758
Demand deposits                 254,946   231,417   242,185   222,183
Minority interest                   294       (76)      277       234
Other liabilities                 7,741    16,007    10,392    12,355
Total liabilities             1,218,933 1,420,535 1,223,563 1,341,530
Common equity                   112,623   118,065   113,040   117,947

Return on average assets           0.35%     0.25%     0.48%     0.99%
Return on average equity           4.14%     3.20%     5.64%    12.24%

                                  Fourth    Fourth
                                  Quarter   Quarter
CHARGEOFFS ($000)                    03        02     YTD 03    YTD 02
Loan chargeoffs                     (90)      (89)     (146)     (226)
Recoveries                           32        51       475       358
Net loan charge-
 offs(recoveries)                    58        38      (329)     (132)

ASSET QUALITY  ($000)                              12/31/03  12/31/02
Nonaccrual loans                                      2,550     1,348
Renegotiated loans                                      194       210
Other real estate owned                               1,500     1,500
Total nonperforming assets                            4,050     2,848

SUPPLEMENTAL DATA                                  12/31/03  12/31/02
Loans serviced f/others ($000)                      419,386   322,085
FTE employees                                           394       402
Number of full service offices                           27        34
Number of subsidiaries                                    2         2
Number of ATM's                                          35        42


    CONTACT: CCBT Financial Companies, Inc.
             Phillip W. Wong, 508-760-8306